Exhibit 99.1

Tandy Leather Receives Notification of Deficiency from Nasdaq Related to Delayed Filing of Quarterly Report on Form 10-Q

FORT WORTH, Texas, November 25, 2019 (GLOBE NEWSWIRE) – On November 18, 2019, Tandy Leather Factory, Inc. (the "Company," NASDAQ: TLF) received a notice from The Nasdaq Stock Market LLC (“Nasdaq”) stating that because the Company has not yet filed its Quarterly Report on Form 10-Q for the three- and nine-months ended September 30, 2019 (the “Form 10-Q”), the Company is not in compliance with the continued listing requirements of Nasdaq Listing Rule 5250(c)(1).  Nasdaq Listing Rule 5250(c)(1), in pertinent part, requires the Company to timely file all required periodic reports with the Securities and Exchange Commission.

The Company has submitted to Nasdaq a plan to regain compliance, and Nasdaq has has accepted this plan and granted the Company an extension until February 17, 2020 to do so.

The notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Global Market.

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 115 North American stores located in 42 US states and 7 Canadian provinces, and one International store located in Spain.  Its common stock trades on the Nasdaq with the symbol "TLF".  To be included on Tandy Leather Factory's email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Janet Carr, Tandy Leather Factory, Inc.  (817) 872-3200 or janet.carr@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.